Schedule 13G                                                         Page 1 of 7


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2*

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. ________) *



                      CREATIVE COMPUTER APPLICATIONS, INC.
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                   224901-30-6
                                 (CUSIP Number)

                              DECEMBER 26, 2000
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

[x]   Rule 13d-1(d)

* THIS SCHEDULE 13G IS FILED PURSUANT TO THE RULE 13d-1, IN LIEU OF AN AMENDMENT TO AN ORIGINAL SCHEDULE 13D, FILED ON MAY 5, 1994, BECAUSE THE REPORTING PERSON IS CURRENTLY ELIGIBLE TO FILE SCHEDULE 13G.

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


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Schedule 13G                                                         Page 2 of 7


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13G                                                         Page 3 of 7





CUSIP NO. 224901-30-6
--------------------------------------------------------------------------------
1.    Name of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only)

      Donald Kirsch                           ###-##-####
--------------------------------------------------------------------------------

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)

      (b)
--------------------------------------------------------------------------------

3.    SEC Use Only
--------------------------------------------------------------------------------

4.    Citizenship or Place of Organization            United States
--------------------------------------------------------------------------------

              5.    Sole Voting Power                     204,000
Number of     ------------------------------------------------------------------
Shares        6.    Shared Voting Power                   -0-
Beneficially  ------------------------------------------------------------------
Owned by      7.    Sole Dispositive Power                204,000
Each          ------------------------------------------------------------------
Reporting     8.    Shared Dispositive Power              -0-
Person With   ------------------------------------------------------------------

--------------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person      204,000
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row (9)       6.4
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------

                                       IN











--------------------------------------------------------------------------------

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Schedule 13G                                                         Page 4 of 7


ITEM 1.

          (a)  Name of Issuer

               Creative Computer Applications, Inc.

          (b)  Address of Issuer's Principal Executive Offices

               26115-A Mureau Road
               Calabasas, CA 91302

ITEM 2.

          (a)  Name of Person Filing
               Donald Kirsch

          (b)  Address of Principal Business Office or, if none, Residence

               32 East 57th Street
               New York, NY 10022

          (c)  Citizenship

               United States

          (d)  Title of Class of Securities

               Common Stock, no par value

          (e)  CUSIP Number

               224901-30-6


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c);

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
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Schedule 13G                                                         Page 5 of 7


          (e)  [ ]  An investment adviser in accordance with
                    section 240.13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


ITEM 4.   OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:     204,000

          (b)  Percent of class: 6.4

          (c)  Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote      204,000

               (ii)   Shared power to vote or to direct the vote    -0-

               (iii)  Sole power to dispose or to direct
                      the disposition of                            204,000

               (iv)   Shared power to dispose or to direct
                      the disposition of                             -0-

Instruction. For computations regarding securities which represent a right to acquire an underlying security section 240.13d-3(d)(1).


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.
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Schedule 13G                                                         Page 6 of 7


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 8.    NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 9.    CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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Schedule 13G                                                         Page 7 of 7



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                       /s/
                                       ------------------------------
                                       Donald Kirsch